Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Cirrus Logic, Inc.

The Board of Directors

Wolfson Microelectronics Limited:

We consent to the incorporation by reference in the registration statements (No. 333-16417, 333-42693, 333-72573, 333-88345, 333-48490, 333-67322, 333-101119, 333-107808, 333-117741 and 333-136219) on Form S-8 of Cirrus Logic, Inc. of our report dated October 29, 2014, with respect to the consolidated balance sheets of Wolfson Microelectronics Limited and its subsidiaries as of December 29, 2013 and December 30, 2012 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the 52 week periods ended December 29, 2013, December 30, 2012 and 1 January, 2012, which report appears in the Form 8-K/A of Cirrus Logic, Inc. dated October 29, 2014.

/s/ KPMG LLP

Edinburgh, United Kingdom

October 29, 2014